                                                                    EXHIBIT 10.7

                               FIFTH AMENDMENT TO
                             PC SERVICE SOURCE, INC.
                                STOCK OPTION PLAN


     PC Service Source, Inc., a Delaware corporation (the "Company"), adopted a Stock Option Plan dated as of August 28, 1992 (the "Plan"), providing for shares of the Company's common stock, $.01 par value per share (the "Common Stock"), to be issued under the Plan pursuant to the terms and conditions stated in the Plan. Subject to stockholder approval, at a meeting held on October 21, 1998, the Board of Directors of the Company adopted resolutions amending the Plan to increase the aggregate number of shares subject to issuance under the Plan from 1,000,000 to 1,750,000. On December 7, 1998, the Board of Directors amended the resolution adopted by it at the October 21, 1998, meeting by adopting a resolution to increase the aggregate number of shares subject to issuance under the plan from 1,000,000 to 1,500,000. Also, at a Special Meeting of stockholders of the Company held on December 18, 1998, the stockholders of the Company approved the amendment to the Plan.

     As a result of the approval by the Company's Board of Directors and the stockholders, the Plan is hereby amended to increase the total number of shares subject to issuance under the Plan from 1,000,000 to 1,500,000.

     IN WITNESS WHEREOF, the Company, acting by and through its officers hereunto duly authorized, has executed this instrument as of the 18th day of December, 1998.


                                     PC SERVICE SOURCE, INC.



                                     By: /s/ Robert J. Boutin
                                        ----------------------------------------
                                        Robert J. Boutin, Senior Vice President,
                                        Chief Financial Officer and Secretary